SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT, dated as of October 24, 2008 (the “Agreement”) by and among Elevated Throne Overseas Ltd., a British Virgin Islands company (“Elevated Throne”), Green Planet Bioengineering Co. Ltd., a Delaware corporation (“Green Planet”) and all of the Shareholders of Elevated Throne, whose names are set forth on Exhibit A attached hereto (“Elevated Throne Shareholders”).

WHEREAS, Elevated Throne Shareholders own 100% of the issued and outstanding shares of Common Stock of Elevated Throne (the "Elevated Throne Shares");

WHEREAS, Elevated Throne Shareholders believe it is in their best interest to exchange the Elevated Throne Shares for shares of common stock of Green Planet, par value $.001 per share (“Green Planet Shares”), and Green Planet believes it is in its best interests to acquire the Elevated Throne Shares in exchange for Green Planet Shares, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, it is the intention of the parties that: (i) Green Planet shall acquire 100% of the Elevated Throne Shares in exchange solely for the amount of Green Planet Shares set forth herein; (ii) said exchange of shares shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (iii) said exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act” )

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

 EXCHANGE OF SHARES FOR COMMON STOCK

Section 1.1 Agreements to Exchange Elevated Throne Shares for Green Planet Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, ELEVATED THRONE SHAREHOLDERS shall sell, assign, transfer, convey and deliver the ELEVATED THRONE Shares (representing 50,000 ELEVATED THRONE Shares or 100% of the issued and outstanding ELEVATED THRONE Shares), to Green Planet, and Green Planet shall accept the ELEVATED THRONE Shares from the ELEVATED THRONE SHAREHOLDERS in exchange for the issuance to the ELEVATED THRONE SHAREHOLDERS of the number of Green Planet Shares set forth opposite the names of the ELEVATED THRONE SHAREHOLDERS on Exhibit A hereto.

Section 1.2 Capitalizations. On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, Green Planet shall have authorized (a) 250,000,000 shares of Common Stock, par value $0.001 per share, of which 1,000,000 shares shall be issued and outstanding, all of which are duly authorized, validly issued and fully paid and the detailed shareholdings of which are more particularly set out in Exhibit B hereto; and (b) 10,000,000 shares of Preferred Stock, $0.001 par value, of which no shares are issued or outstanding.

Section 1.3  Closing. The closing of the exchange to be made pursuant to this Agreement (the "Closing") shall take place at 10:00 a.m. E.D.T. on the second business day after the conditions to closing set forth in Articles V and VI have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing but no later than October 24, 2008 (the "Closing Date"), at the offices of Arnstein & Lehr LLP. At the Closing, ELEVATED THRONE SHAREHOLDERS shall (i) deliver to Green Planet the stock certificates representing 100% of the ELEVATED THRONE Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank. In full consideration and exchange for the ELEVATED THRONE Shares and payment, Green Planet shall issue and exchange with ELEVATED THRONE SHAREHOLDERS 14,141,667 Green Planet Shares representing approximately 282.8 Green Planet Shares for each ELEVATED THRONE Share exchanged.

1.4   Tax Treatment. The exchange described herein is intended to comply with Section 368(a)(1)(B) of the Code, and all applicable regulations thereunder. In order to ensure compliance with said provisions, the parties agree to take whatever steps may be necessary, including, but not limited to, the amendment of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF GREEN PLANET

GREEN PLANET hereby represents, warrants and agrees as follows:

Section 2.1  Corporate Organization

a.   Green Planet is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by Green Planet or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Green Planet (a "Green Planet Material Adverse Effect");

b.   Copies of the Articles of Incorporation and By-laws of Green Planet, with all amendments thereto to the date hereof, have been furnished to ELEVATED THRONE and the ELEVATED THRONE SHAREHOLDERS, and such copies are accurate and complete as of the date hereof. The minute books of GREEN PLANET are current as required by law, contain the minutes of all meetings of the Board of Directors and shareholders of Green Planet from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors and shareholders of Green Planet.

Section 2.2 Capitalization of Green Planet. The authorized capital stock of Green Planet consists of (a) 250,000,000 shares of Common Stock, par value $0.001 per share, of which 1,000,000 shares are issued and outstanding, all of which are duly authorized, validly issued and fully paid and the detailed shareholdings of which are more particularly set out in Exhibit B hereto; and (b) 10,000,000 shares of Preferred Stock, $0.001 par value, of which no shares are issued or outstanding. The parties agree that they have been informed of the issuances of these Green Planet Shares, and that all such issuances of Green Planet Shares pursuant to this Agreement will be in accordance with the provisions of this Agreement. All of the Green Planet Shares to be issued pursuant to this Agreement have been duly authorized and will be validly issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof and in each instance, have been issued in accordance with the registration requirements of applicable securities laws. As of the date of this Agreement there are and as of the Closing Date, there will be, no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of Green Planet.

Section 2.3  Subsidiaries and Equity Investments. Green Planet has no subsidiaries or equity interest in any corporation, partnership or joint venture.

Section 2.4 Authorization and Validity of Agreements. Green Planet has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and upon the execution and delivery by ELEVATED THRONE and the ELEVATED THRONE SHAREHOLDERS and the performance of their obligations herein, will constitute, a legal, valid and binding obligation of Green Planet. The execution and delivery of this Agreement by Green Planet and the consummation by Green Planet of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Green Planet, and no other corporate proceedings on the part of Green Planet are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section  2.5  No Conflict or Violation. The execution, delivery and performance of this Agreement by Green Planet does not and will not violate or conflict with any provision of its Articles of Incorporation or By-laws, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation of, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Green Planet is a party or by which it is bound or to which any of their respective properties or assets is subject, nor will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Green Planet, nor will it result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which Green Planet is bound.

Section 2.6  Consents and Approvals. No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, is required in connection with the execution and delivery of this Agreement by Green Planet or the performance by Green Planet of its obligations hereunder.

Section 2.7  Absence of Certain Changes or Events . Since its inception:

a.    Green Planet has operated in the ordinary course of business consistent with past practice and there has not been any material adverse change in the assets, properties, business, operations, prospects, net income or condition, financial or otherwise of Green Planet. As of the date of this Agreement, Green Planet does not know or have reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of Green Planet;

b.    there has not been any declaration, setting aside or payment of dividends or distributions with respect to shares of capital stock of Green Planet or any redemption, purchase or other acquisition of any capital stock of Green planet or any other of Green Planet’s securities; and

c.    there has not been an increase in the compensation payable or to become payable to any director or officer of GREEN PLANET.

Section 2.8  Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of Green Planet in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.9  Litigation. There is no action, suit, proceeding or investigation pending or threatened against the Company or any subsidiary that may affect the validity of this Agreement or the right of Green Planet to enter into this Agreement or to consummate the transactions contemplated hereby.

Section 2.10  Securities Laws. Green Planet has complied in all respects with applicable federal and state securities laws, rules and regulations, including the Sarbanes Oxley Act of 2002, as such laws, rules and regulations apply to Green Planet and its securities; and (b) all shares of capital stock of the Company have been issued in accordance with applicable federal and state securities laws, rules and regulations. There are no stop orders in effect with respect to any of the Company’s securities.

Section 2.11  Tax Returns, Payments and Elections. Green Planet has timely filed all tax returns, statements, reports, declarations and other forms and documents and has, to date, paid all taxes due.

Section 2.12  ’34 Act Reports. None of Green Planet’s filings with the SEC, contains any untrue statement of a material face or omits to state a material fact necessary to make the statements therein not misleading, in light of the circumstances in which they were made.

 Section 2.13  Survival. Each of the representations and warranties set forth in this Article II shall be deemed represented and made by Green Planet at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ELEVATED THRONE AND ELEVATED THRONE SHAREHOLDERS

ELEVATED THRONE and each of the ELEVATED THRONE SHAREHOLDERS, severally, represent, warrant and agree as follows:

Section 3.1  Corporate Organization.

a.    ELEVATED THRONE is a corporation with no prior business activities. It is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business, is in good standing in each jurisdiction wherein the nature of the business conducted by ELEVATED THRONE or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of ELEVATED THRONE (a "ELEVATED THRONE Material Adverse Effect" ). As of the date of this Agreement, ELEVATED THRONE owns all of the issued and outstanding equity or voting interests in Fujian Green Planet Bioengineering Co., Ltd.  (“WFOE”). WFOE is duly organized, validly existing and in good standing under the laws of the Peoples’ Republic of China (“PRC”) and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business, is in good standing in each jurisdiction wherein the nature of the business conducted by WFOE or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of WFOE (a "WFOE Material Adverse Effect" ).

b.    Copies of the Certificate of Incorporation and By-laws of ELEVATED THRONE and WFOE, with all amendments thereto to the date hereof, have been furnished to Green Planet, and such copies are accurate and complete as of the date hereof. The minute books of ELEVATED THRONE are current as required by law, contain the minutes of all meetings of the Board of Directors and Elevated Throne Shareholders of ELEVATED THRONE, and committees of the Board of Directors of ELEVATED THRONE from the date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors, Elevated Throne Shareholders and committees of the Board of Directors of ELEVATED THRONE.

Section 3.2  Capitalization of ELEVATED THRONE; Title to the ELEVATED THRONE Shares. On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, ELEVATED THRONE shall have authorized 50,000 ELEVATED THRONE Shares, of which 50,000 ELEVATED THRONE Shares will be issued and outstanding. The ELEVATED THRONE Shares are the sole outstanding shares of capital stock of ELEVATED THRONE, and there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or other equity or voting interest or any unissued or treasury shares of capital stock of ELEVATED THRONE. As of the date hereof and on the Closing Date, each SHAREHOLDER owns and will own the ELEVATED THRONE Shares free and clear of any liens, claims or encumbrances and has and will have the right to transfer the ELEVATED THRONE Shares without consent of any other person or entity.

Section 3.3  Subsidiaries and Equity Investments; Assets. As of the date hereof and on the Closing Date, ELEVATED THRONE owns and will own all of the equity or voting interests in WFOE. ELEVATED THRONE does not and will not directly or indirectly, own any other shares of capital stock or any other equity interest in any entity or any right to acquire any shares or other equity interest in any entity and ELEVATED THRONE does not and will not have any assets or liabilities. As of the date hereof and on Closing Date, WFOE does not and will not directly or indirectly, own any shares of capital stock or any other equity interest in any entity or any right to acquire any shares or other equity interest in any entity. As of the date hereof and on the Closing Date, there are and will be no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or other equity or voting interest in WFOE.

Section 3.4  Authorization and Validity of Agreements. ELEVATED THRONE has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ELEVATED THRONE and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of ELEVATED THRONE are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The ELEVATED THRONE SHAREHOLDERS have approved this Agreement on behalf of ELEVATED THRONE and no other stockholder approvals are required to consummate the transactions contemplated hereby. Each SHAREHOLDER who is a natural person is over the age of 21, is competent to execute this Agreement, and has the power to execute and perform this Agreement. The execution and delivery of this Agreement by each SHAREHOLDER which is not a natural person (“Entity Shareholder”) and the consummation of the transactions contemplated hereby by each Entity Shareholder have been duly authorized by all necessary action by the Entity Shareholder and no other proceedings on the part of ELEVATED THRONE or any SHAREHOLDER are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 3.5  No Conflict or Violation. The execution, delivery and performance of this Agreement by ELEVATED THRONE or any ELEVATED THRONE SHAREHOLDER does not and will not violate or conflict with any provision of the constituent documents of ELEVATED THRONE, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which ELEVATED THRONE or any ELEVATED THRONE SHAREHOLDER is a party or by which it is bound or to which any of its respective properties or assets is subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of ELEVATED THRONE or any ELEVATED THRONE SHAREHOLDER, nor result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which ELEVATED THRONE or any ELEVATED THRONE SHAREHOLDER is bound.

Section 3.6  Investment Representations. (a) The Green Planet Shares will be acquired hereunder solely for the account of the ELEVATED THRONE SHAREHOLDERS, for investment, and not with a view to the resale or distribution thereof. Each ELEVATED THRONE SHAREHOLDER understands and is able to bear any economic risks associated with such ELEVATED THRONE SHAREHOLDER’S investment in the GREEN PLANET Shares. Each ELEVEATED THRONE SHAREHOLDER has had full access to all the information such ELEVATED THRONE SHAREHOLDER considers necessary or appropriate to make an informed investment decision with respect to the Green Planet Shares to be acquired under this Agreement. Each ELEVATED THRONE SHAREHOLDER further has had an opportunity to ask questions and receive answers from Green Planet’s directors regarding Green Planet and to obtain additional information (to the extent Green planet’s directors possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such ELEVATED THRONE SHAREHOLDER or to which such ELEVATED THRONE SHAREHOLDER had access. Each ELEVATED THRONE SHAREHOLDER is at the time of the offer and execution of this Agreement, domiciled and resident outside the United States (a “PRC Shareholder” ) and is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act).

(b) No PRC Shareholder, nor any affiliate of any PRC Shareholder, nor any person acting on behalf of any PRC Shareholder or any behalf of any such affiliate, has engaged or will engage in any activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for the Green Planet Shares, including, but not limited to, effecting any sale or short sale of securities through any PRC Shareholder or any of affiliate of any PRC Shareholder prior to the expiration of any restricted period contained in Regulation S promulgated under the Securities Act (any such activity being defined herein as a “Directed Selling Effort”). To the best knowledge of each of the PRC Shareholders, this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the Green Planet Shares are being acquired for investment purposes by the PRC Shareholders. Each PRC Shareholder agrees that all offers and sales of Green Planet Shares from the date hereof and through the expiration of the any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the Securities Act. Neither any PRC Shareholder nor the representatives of any PRC Shareholder have conducted any Directed Selling Effort as that term is used and defined in Rule 902 of Regulation S and no PRC Shareholder nor any representative of any PRC Shareholder will engage in any such Directed Selling Effort within the United States through the expiration of any restricted period set forth in Rule 903 of Regulation S.

Section 3.7  Brokers’ Fees.   No ELEVATED THRONE SHAREHOLDER has any liability to pay any fees or commissions or other consideration to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 3.8  Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of ELEVATED THRONE or the ELEVATED THRONE SHAREHOLDERS in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 3.9  Survival. Each of the representations and warranties set forth in this Article III shall be deemed represented and made by ELEVATED THRONE and the ELEVATED THRONE SHAREHOLDERS at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE IV

COVENANTS

Section 4.1  Certain Changes and Conduct of Business.

a.
From and after the date of this Agreement and until the Closing Date, Green Planet shall conduct its business solely in the ordinary course consistent with past practices and, in a manner consistent with all representations, warranties or covenants of GREEN PLANET, and without the prior written consent of ELEVATED THRONE will not, except as required or permitted pursuant to the terms hereof;

i.	make any material change in the conduct of its businesses and/or operations or enter into any transaction other than in the ordinary course of business consistent with past practices;

ii.
make any change in its Articles of Incorporation or By-laws; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

iii.
A.       incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices; or

B. issue any securities convertible or exchangeable for debt or equity securities of Green Planet;

iv.
make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except pursuant to transactions in the ordinary course of business consistent with past practice;

v.
subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practices by operation of law which will not have an Green Planet Material Adverse Effect;

vi.	acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practices;

vii.
enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;

viii.	make or commit to make any material capital expenditures;

ix.	pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

x.	guarantee any indebtedness for borrowed money or any other obligation of any other person;

xi.	fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

xii.	take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material aspect;

xiii.	make any material loan, advance or capital contribution to or investment in any person;

xiv.	make any material change in any method of accounting or accounting principle, method, estimate or practice;

xv.	settle, release or forgive any claim or litigation or waive any right;

xvi.	commit itself to do any of the foregoing.

b. From and after the date of this Agreement, ELEVATED THRONE will and ELEVATED THRONE will cause WFOE to:

1.	continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for its current use;

2.
file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

3.	continue to conduct its business in the ordinary course consistent with past practices;

4.	keep its books of account, records and files in the ordinary course and in accordance with existing practices; and

5.	continue to maintain existing business relationships with suppliers.

c. From and after the date of this Agreement, ELEVATED THRONE will not and will ensure that WFOE does not:

xvii.	make any material change in the conduct of its businesses and/or operations or enter into any transaction other than in the ordinary course of business consistent with past practices;

xviii.
make any change in its Business License, Bylaws or other governing documents; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

xix.
A.        incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices; or

B.        issue any securities convertible or exchangeable for debt or equity securities of ELEVATED THRONE or WFOE;

xx.
make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except pursuant to transactions in the ordinary course of business consistent with past practice;

xxi.
subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practices by operation of law which will not have an ELEVATED THRONE Material Adverse Effect;

xxii.	acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practices;

xxiii.
enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;

xxiv.	make or commit to make any material capital expenditures;

xxv.	pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

xxvi.	guarantee any indebtedness for borrowed money or any other obligation of any other person;

xxvii.	fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

xxix.	take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material aspect;

xxx.	make any material loan, advance or capital contribution to or investment in any person;

xxxi.	settle, release or forgive any claim or litigation or waive any right;

xxxii.	commit itself to do any of the foregoing.

Section 4.2  Access to Properties and Records. ELEVATED THRONE shall afford Green Planet’s accountants, counsel and authorized representatives, and Green Planet shall afford to ELEVATED THRONE's accountants, counsel and authorized representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties’ properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 4.2 shall affect any representation or warranty of or the conditions to the obligations of any party.

Section 4.3  Negotiations. From and after the date hereof until the earlier of the Closing or the termination of this Agreement, no party to this Agreement nor its officers or directors (subject to such director's fiduciary duties) nor anyone acting on behalf of any party or other persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving any party. A party shall promptly communicate to any other party any inquiries or communications concerning any such transaction which they may receive or of which they may become aware of.

Section 4.4  Consents and Approvals. The parties shall:

i.
use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement; and

ii.
diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection in with such transactions.

Section 4.5  Public Announcement. Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

Section 4.6  Stock Issuance. From and after the date of this Agreement until the Closing Date, none of Green Planet, ELEVATED THRONE nor WFOE shall issue any additional shares of its capital stock.

Section 4.7  Notwithstanding anything to the contrary contained herein, it is herewith understood and agreed that both ELEVATED THRONE and Green Planet may enter into and conclude agreements and/or financing transactions as same relate to and/or are contemplated by any separate written agreements either: (a) annexed hereto as exhibits; or (b) entered into by Green Planet with ELEVATED THRONE executed by both parties subsequent to the date hereof. These Agreements shall become, immediately upon execution, part of this Agreement and subject to all warranties, representations and conditions contained herein.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF ELEVATED THRONE AND ELEVATED THRONE SHAREHOLDERS

The obligations of ELEVATED THRONE and the ELEVATED THRONE SHAREHOLDERS to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by both ELEVATED THRONE and the ELEVATED THRONE SHAREHOLDERS in their sole discretion:

Section 5.1  Representations and Warranties of Green Planet. All representations and warranties made by GREEN PLANET in this Agreement shall be true and correct on and as of the Closing Date as if again made by GREEN PLANET as of such date.

Section 5.2  Agreements and Covenants. Green Planet shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 5.3  Consents and Approvals. Consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4  No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Green Planet shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5  Other Closing Documents. ELEVATED THRONE shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of Green Planet or in furtherance of the transactions contemplated by this Agreement as ELEVATED THRONE or its counsel may reasonably request.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF GREEN PLANET

The obligations of Green Planet to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by GREEN PLANET in its sole discretion:

Section 6.1  Representations and Warranties of ELEVATED THRONE and ELEVATED THRONE SHAREHOLDERS. All representations and warranties made by ELEVATED THRONE and ELEVATED THRONE SHAREHOLDERS in this Agreement shall be true and correct on and as of the Closing Date as if again made by ELEVATED THRONE on and as of such date.

Section 6.2  Agreements and Covenants. ELEVATED THRONE and ELEVATED THRONE SHAREHOLDERS shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 6.3  Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4  No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of ELEVATED THRONE or WFOE, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5  Other Closing Documents. Green Planet shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of ELEVATED THRONE or in furtherance of the transactions contemplated by this Agreement as Green Planet or its counsel may reasonably request.

ARTICLE VII

TERMINATION AND ABANDONMENT

SECTION 7.1  Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

a.   By the mutual written consent of ELEVATED THRONE SHAREHOLDERS, ELEVATED THRONE and Green Planet;

b.    By Green Planet, upon a material breach of any representation, warranty, covenant or agreement on the part of ELEVATED THRONE or the ELEVATED THRONE SHAREHOLDERS set forth in this Agreement, or if any representation or warranty of ELEVATED THRONE or the ELEVATED THRONE SHAREHOLDERS shall become untrue, in either case such that any of the conditions set forth in Article VI hereof would not be satisfied (a "ELEVATED THRONE Breach" ), and such breach shall, if capable of cure, has not been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

c.    By ELEVATED THRONE, upon a material breach of any representation, warranty, covenant or agreement on the part of Green Planet set forth in this Agreement, or, if any representation or warranty of GREEN PLANET shall become untrue, in either case such that any of the conditions set forth in Article V hereof would not be satisfied (a "Green Planet Breach" ), and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a written notice from the non-breaching party setting forth in detail the nature of such breach;

d.    By either Green Planet or ELEVATED THRONE, if the Closing shall not have consummated before ninety (90) days after the date hereof; provided, however, that this Agreement may be extended by written notice of either ELEVATED THRONE or Green Planet, if the Closing shall not have been consummated as a result of GREEN PLANET or ELEVATED THRONE having failed to receive all required regulatory approvals or consents with respect to this transaction or as the result of the entering of an order as described in this Agreement; and further provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before this date.

e.    By either ELEVATED THRONE or Green Planet if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

Section 7.2  Procedure Upon Termination. In the event of termination and abandonment of this Agreement by ELEVATED THRONE or Green Planet pursuant to Section 7.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

ARTICLE VIII

POST-CLOSING AGREEMENTS

Section 8.1  Consistency in Reporting. Each party hereto agrees that if the characterization of any transaction contemplated in this agreement or any ancillary or collateral transaction is challenged, each party hereto will testify, affirm and ratify that the characterization contemplated in such agreement was the characterization intended by the party; provided, however, that nothing herein shall be construed as giving rise to any obligation if the reporting position is determined to be incorrect by final decision of a court of competent jurisdiction.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1  Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement, subject to Sections 2.13, 3.9 and 9.1. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date. Notwithstanding the foregoing, each party’s liability to the other for breach of any representation, warranty or covenant shall not exceed, in the aggregate, $500,000.

Section 9.2  Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.3  Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.4  Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.5  Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to ELEVATED THRONE or the ELEVATED THRONE SHAREHOLDERS, to:

Mr. Min Zhao
18851 NE 29th Avenue, Suite 700, Aventura, Fl 33180, USA
with a copy to:

Sanming Huajian Bio-Engineering Co., Ltd.
Att: Mr. Min Zhao
No.126 Mingdu Building, Gongye Road, Sanming City, Fujian, China

If to Green Planet, to:
18851 NE 29th Avenue, Suite 700, Aventura, Fl 33180, USA

with a copy to:
Jerold N. Siegan
Attorney at Law
ARNSTEIN & LEHR LLP
120 South Riverside Plaza
Suite 1200
Chicago, Illinois 60606-3910
Phone: 312.876.7874
Fax: 312.876.6274

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.5 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.5

Section 9.6  Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.7 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.8  Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.9  Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 9.10  Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.5.

Section 9.11  Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12  Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

Section 9.13  Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

By: Cris Neely

Title: President

Green Planet Bioengineering Co. Ltd.

By:	Mr. Min Zhao
Title: CEO
   Elevated Throne Overseas Ltd.

ELEVATED THRONE SHAREHOLDERS:

/s/ Mr. Min Zhao

/s/ Ms. Min Yan Zhen

EXHIBIT A

Name	Number of ELEVATED THRONE Shares	Number of Green Planet Shares
of SHAREHOLDER	Being Exchanged	to be Received

Mr. Min Zhao	28,500	8,060,750

Ms. Min Yan Zhen	21,500	6,080,917

Exhibit B

Green planet Shareholders	Number of Shares of Common Stock

Cris Neely	935,000 shares

Mondo Management Corp.	65,000 shares